Exhibit 99.1
3600 Glenwood Ave., Ste. 104
Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS SECOND
QUARTER RESULTS, ANNOUNCES TRANSACTION CLOSING, AND
INCREASES QUARTERLY DIVIDEND TO $0.26 PER SHARE
RALEIGH, NC — AUGUST 8, 2007, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or “the Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its results for the second quarter of 2007, announced a transaction closing in the amount of $5.1 million, and increased its quarterly dividend to $0.26 per share.
Second Quarter 2007 Results
Total investment income during the second quarter of 2007 was $3.3 million, compared to total investment income of $2.1 million for the first quarter of 2007, representing an increase of 55.6%. The Company’s increase in total investment income is primarily attributed to four investments totaling approximately $29.4 million in the aggregate which were funded during the second quarter.
Net investment income during the second quarter of 2007 was $1.6 million, compared to net investment income of $0.8 million for the first quarter of 2007, representing an increase of 104.3%. Net investment income per share during the second quarter of 2007 was $0.25, compared to $0.12 during the first quarter of 2007.
The Company’s net increase in net assets resulting from operations was $2.2 million during the second quarter of 2007, as compared to $1.1 million during the first quarter of 2007. The Company’s net increase in net assets resulting from operations was $0.33 per share during the second quarter of 2007 as compared to $0.16 per share during the first quarter of 2007.
The Company’s net asset value per share at June 30, 2007, was $13.75 as compared to the Company’s net asset value per share at March 31, 2007, of $13.57. As of June 30, 2007, the Company’s weighted average yield on all of its outstanding debt investments was approximately 14.2%.
In describing the Company’s second quarter performance, President and CEO, Garland S. Tucker, III, stated, “During the second quarter of 2007 we increased our net interest income per share by more than 100% as compared to the first quarter of 2007. Our strong operating performance has been driven by our ability to source and close high quality investment opportunities in the underserved lower middle market.”

Dividend Information
Triangle’s board of directors has declared a cash dividend of $0.26 per share for the second quarter of 2007. The dividend will be payable as follows:

Record Date:	August 30, 2007
Payment Date:	September 27, 2007
Commenting on the Company’s dividend, Chief Financial Officer, Steven C. Lilly stated, “Our second quarter dividend of $0.26 per share equates to an annualized dividend yield of 8.0% based on today’s closing price. We are pleased to have achieved such an attractive dividend yield in our first full quarter of operation as a publicly traded company.”
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash dividend, shareholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
Recent Portfolio Investments
The Company made investments during the second quarter totaling $29.4 million, of which $1.5 million was senior debt, $23.2 million was subordinated debt, and $4.7 million was equity. Subsequent to quarter end, the Company invested $5.1 million, of which $4.3 million was first lien senior debt and $0.9 million was second lien senior debt. Investments since March 31, 2007 were as follows:
On April 2, 2007, the Company invested $4.25 million in subordinated debt of APO Newco LLC (“APO”), a niche provider of commercial and consumer marketing products based in Bartlett, Tennessee. Under the terms of the investment, APO will pay 14.0% interest per annum. The Company also received a warrant to purchase up to 5.5% of APO’s common units.
On April 18, 2007, the Company invested $6.0 million in subordinated debt of Equisales, LLC (“Equisales”), a niche provider of energy products and services based in Houston, Texas. Under the terms of the investment, Equisales will pay 15.0% interest per annum. In addition, the Company invested $0.5 million in exchange for a 9.0% equity interest in Equisales.
On May 1, 2007, the Company invested $8.4 million in subordinated debt of Fischbein LLC (“Fischbein”), a global manufacturer of flexible packaging and materials handling equipment based in Statesville, North Carolina. Under the terms of the investment, Fischbein will pay 16.5% interest per annum. In addition, the Company invested $4.2 million in exchange for a 37.4% equity interest in Fischbein.
On June 16, 2007, the Company invested $1.5 million and $4.5 million in senior and subordinated debt, respectively, of Twin Star International (“Twin Star”). Twin Star, based in Delray Beach, Florida, is a leading producer of high quality home furnishings, including electric fireplaces and decorative bathroom vanities. Under the terms of the investments, Twin Star will pay interest on the senior debt at a floating rate of LIBOR plus 300 basis points per annum and will pay interest on the subordinated debt at a rate of 13.0% per annum.

On July 20, 2007, the Company invested approximately $4.3 million and $0.9 million in first lien and second lien senior debt, respectively, of Cyrus Networks, LLC (“Cyrus Networks”), a provider of data center services based in Houston, Texas. Under the terms of the investments, Cyrus Networks will pay interest on the first lien senior debt at a floating rate of LIBOR plus 400 basis points per annum and will pay interest on the second lien senior debt at a floating rate of LIBOR plus 725 basis points per annum.
Important Disclosures Relating to Financial Statement Presentation
Certain financial data for prior periods, including data for the three months ended March 31, 2007 and for the three and six months ended June 30, 2006, are included in this press release. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), the Company’s results of operations and cash flows for the three months ended March 31, 2007 and for the three and six months ended June 30, 2007, are presented as if the Company’s initial public offering and related formation transactions had occurred as of January 1, 2007. In addition, in accordance with SFAS 141, the results of the Company’s operations and its cash flows for the three and six months ended June 30, 2006, and the Company’s financial position as of December 31, 2006, have been presented on a combined basis in order to provide comparative information with respect to prior periods.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Our investment objective is to seek attractive returns by generating current income from our debt investments and capital appreciation from our equity related investments. Our investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We intend to elect to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Balance Sheets

	June 30,	December 31,
	2007	2006
	(Consolidated)	(Combined)

	(Unaudited)
Assets
Investments at fair value:
Non—Control / Non—Affiliate investments (cost of $48,270,780 and $40,592,972 at June 30, 2007 and December 31, 2006, respectively)	$51,656,727	$42,370,348
Affiliate investments (cost of $16,044,523 and $9,453,445 at June 30, 2007 and December 31, 2006, respectively)	17,393,567	10,011,145
Control investments (cost of $15,366,248 and $2,614,935 at June 30, 2007 and December 31, 2006, respectively)	15,277,748	2,614,935

Total investments at fair value	84,328,042	54,996,428
Deferred loan origination revenue	(1,172,366)	(774,216)
Cash and cash equivalents	45,148,032	2,556,502
Interest and fees receivable	129,207	134,819
Prepaid expenses	50,637	—
Receivable from Triangle Capital Partners, LLC	18,687	—
Deferred offering costs	—	1,020,646
Deferred financing fees	1,027,261	985,477
Property and equipment, net	21,497	—

Total assets	$129,550,997	$58,919,656

Liabilities
Accounts payable and accrued liabilities	$470,460	$794,983
Interest payable	677,866	606,296
Partners tax distribution payable	—	531,566
Payable to Triangle Capital Partners, LLC	—	30,000
SBA guaranteed debentures payable	35,800,000	31,800,000

Total liabilities	36,948,326	33,762,845

Net Assets
General partner’s capital	—	100
Limited partners’ capital	—	21,250,000
Common stock, $0.001 par value per share (150,000,000 shares authorized, 6,732,862 and 100 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively)	6,733	—
Additional paid-in capital	86,617,869	1,500
Accumulated undistributed net realized earnings	1,331,578	1,570,135
Net unrealized appreciation of investments	4,646,491	2,335,076

Total net assets	92,602,671	25,156,811

Total liabilities and net assets	$129,550,997	$58,919,656

Net asset value per share	$13.75	N/A

TRIANGLE CAPITAL CORPORATION
Unaudited Statements of Operations

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Consolidated)	(Combined)	(Consolidated)	(Combined)

Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$1,349,014	$1,302,937	$2,504,636	$2,216,457
Affiliate investments	519,000	—	793,614	—
Control investments	408,023	265,420	483,741	475,292

Total loan interest, fee and dividend income	2,276,037	1,568,357	3,781,991	2,691,749

Paid-in-kind interest income:
Non-Control / Non-Affiliate investments	202,009	219,918	376,805	389,879
Affiliate investments	66,292	—	95,542	—
Control investments	108,365	51,346	151,313	100,039

Total paid-in-kind interest income	376,666	271,264	623,660	489,918

Interest income from cash and cash equivalent investments	634,521	58,922	993,689	118,841

Total investment income	3,287,224	1,898,543	5,399,340	3,300,508

Expenses:
Interest expense	521,026	462,259	1,020,717	918,990
Amortization of deferred financing fees	28,108	24,796	55,216	49,239
Management fees	—	398,439	232,423	792,191
General and administrative expenses	1,094,092	18,338	1,642,256	39,739

Total expenses	1,643,226	903,832	2,950,612	1,800,159

Net investment income	1,643,998	994,711	2,448,728	1,500,349

Net realized gain (loss) on investments — Non-Control / Non-Affiliate	—	5,977,109	(1,464,224)	5,977,109
Net unrealized appreciation (depreciation) of investments	586,086	(2,781,500)	2,311,415	(2,781,500)

Total net gain on investments	586,086	3,195,609	847,191	3,195,609

Net increase in net assets resulting from operations	$2,230,084	$4,190,320	$3,295,919	$4,695,958

Net investment income per share — basic and diluted	$0.25	N/A	$0.37	N/A

Net increase in net assets resulting from operations per share — basic and diluted	$0.33	N/A	$0.49	N/A

Dividends declared per common share	$0.15	N/A	$0.15	N/A

Weighted average number of shares outstanding — basic and diluted	6,687,773	N/A	6,687,269	N/A

Allocation of net increase in net assets resulting from operations to:
General partner	N/A	$838,064	N/A	$939,192
Limited partners	N/A	3,352,256	N/A	3,756,766

	N/A	$4,190,320	N/A	$4,695,958

TRIANGLE CAPITAL CORPORATION
Unaudited Statements of Cash Flows

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2007	2006
	(Consolidated)	(Combined)

Cash flows from operating activities:
Net increase in net assets resulting from operations	$3,295,919	$4,695,958
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(29,413,602)	(14,453,478)
Repayments received/sales of portfolio investments	1,534,111	9,725,609
Loan origination and other fees received	642,125	438,795
Net realized loss on investments	1,464,224	(5,977,109)
Net unrealized appreciation of investments	(2,311,415)	2,781,500
Paid—in—kind interest accrued, net of payments received	(498,684)	(344,225)
Amortization of deferred financing fees	55,216	49,239
Recognition of loan origination and other fees	(243,975)	(340,167)
Accretion of loan discounts	(106,248)	(75,345)
Depreciation expense	2,064	—
Changes in operating assets and liabilities:
Interest and fees receivable	5,612	49,583
Prepaid expenses	(50,637)	—
Accounts payable and accrued liabilities	(324,523)	(9,037)
Interest payable	71,570	50,277
Receivable from / payable to Triangle Capital Partners, LLC	(48,687)	—

Net cash used in operating activities	(25,926,930)	(3,408,400)

Cash flows from investing activities:
Purchases of property and equipment	(23,561)	—

Net cash used in investing activities	(23,561)	—

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	4,000,000	—
Financing fees paid	(97,000)	—
Proceeds from initial public offering, net of expenses	64,728,037	—
Change in deferred offering costs	1,020,646	—
Partners’ capital contributions	—	10,625,000
Cash dividends paid	(358,049)	—
Tax distribution to partners	(751,613)	—

Net cash provided by financing activities	68,542,021	10,625,000

Net increase in cash and cash equivalents	42,591,530	7,216,600
Cash and cash equivalents, beginning of period	2,556,502	6,067,164

Cash and cash equivalents, end of period	$45,148,032	$13,283,764

Supplemental disclosure of cash flow information:
Cash paid for interest	$949,148	$868,713